EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Winmark Corporation:

We consent to the incorporation by reference in the Registration Statement File Numbers 33-85972, 33-85956, 33-79176, 33-71772, 333-3236, 333-3066, 333-3068, 333-81392 and 333-120489 on Form S-8 of Winmark Corporation of our report dated February 16, 2006, with respect to the consolidated balance sheet of Winmark Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 30, 2006 annual report on Form 10-K of Winmark Corporation.

/s/ KPMG

Minneapolis, Minnesota

March 15, 2007